EXHIBIT 10.29
















              INTEGRATED PACKAGING ASSEMBLY CORPORATION

           AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

TABLE OF CONTENTS

                                                                      Page

1       DEFINITIONS AND CONSTRUCTION------------------------------      1
        1.1 Definitions-------------------------------------------      1
        1 .2 Accounting and Other Terms----------------------------     9

2       LOAN AND TERMS OF PAYMENT---------------------------------      10
        2.1 Credit Extensions-------------------------------------      10
        Overadvances----------------------------------------------      10
        Interest Rates, Payments, and Calculations----------------      14
        Crediting Payments----------------------------------------      14
        Fees------------------------------------------------------      15
        Additional Costs------------------------------------------      15
        Term------------------------------------------------------      16

3.  CONDITIONS OF LOANS------------------------------------------       16
        3.1     Conditions Precedent to Initial Credit Extension----    16
        3.2     Conditions Precedent to all Credit Extensions-------    16

4.  CREATION OF SECURITY INTEREST--------------------------------       17
        4.1     Grant of Security Interest--------------------------    17
        4.2     Delivery of Additional Documentation Required-------    17
        4.3     Right to Inspect------------------------------------    17

5.  REPRESENTATIONS AND WARRANTIES-------------------------------       17
        5.1     Due Organization and Qualification------------------    17
        5.2     Due Authorization; No Conflict----------------------    17
        5.3     No Prior Encumbrances-------------------------------    18
        5.4     Bona Fide Eligible Accounts-------------------------    18
        5.5     Merchantable Inventory------------------------------    18
        5.6     Intellectual Property-------------------------------    18
        5.7     Name; Location of Chief Executive Office------------    18
        5.8     Litigation------------------------------------------    18
        5.9     No Material Adverse Change in Financial Statements--    18
        5.10    Solvency--------------------------------------------    19
        5.11    Regulatory Compliance-------------------------------    19
        5.12    Environmental Condition-----------------------------    19
        5.13    Taxes-----------------------------------------------    19
        5.14    Subsidiaries----------------------------------------    19
        5.15    Government Consents---------------------------------    10
        5.16    Full Disclosure-------------------------------------    20

6       AFFIRMATIVE COVENANTS-------------------------------------      20
        6.1     Good Standing---------------------------------------    20
        6.2     Government Compliance-------------------------------    20
        6.3     Financial Statements, Reports, Certificates---------    20
        6.4     Inventory; Returns----------------------------------    21
        6.5     Taxes-----------------------------------------------    21
        6.6     Insurance-------------------------------------------    21
        6.7     Principal Depository--------------------------------    22
        6.8     Debt-Net Worth Ratio--------------------------------    22
        6.9     Tangible Net Worth----------------------------------    22

        6.10    Profitability---------------------------------------    22
        6.11    Liquidity, Debt Service Coverage-------------------     22
        6.12    Further Assurances---------------------------------     22

        NEGATIVE COVENANTS----------------------------------------      22
        7.1     Dispositions----------------------------------------    23
                7.2     Changes in Business, Ownership, Management
                or Business Locations-------------------------------    23
        7.3     Mergers or Acquisitions-----------------------------    23
        7.4     Indebtedness----------------------------------------    23
        7.5     Encumbrances----------------------------------------    23
        7.6     Distributions---------------------------------------    23
        7.7     Investments-----------------------------------------    23
        7.8     Transactions with Affiliates------------------------    24
        7.9     Intellectual Property Agreements--------------------    24
        7.10    Subordinated Debt-----------------------------------    24
        7.11    Inventory-------------------------------------------    24
        7.12    Compliance------------------------------------------    24

        EVENTS OF DEFAULT-----------------------------------------      24
        8.1     Payment Default-------------------------------------    24
        8.2     Covenant Default------------------------------------    25
        8.3     Material Adverse Change-----------------------------    25
        8.4     Attachment------------------------------------------    25
        8.5     Insolvency------------------------------------------    25
        8.6     Other Agreements------------------------------------    26
        8.7     Subordinated Debt-----------------------------------    26
        8.8     Judgments-------------------------------------------    26
        8.9     Misrepresentations----------------------------------    26

9.      BANK'S RIGHTS AND REMEDIES--------------------------------      26
        9.1     Rights and Remedies---------------------------------    26
        9.2     Power of Attorney-----------------------------------    27
        9.3     Accounts Collection---------------------------------    28
        9.4     Bank Expenses---------------------------------------    28
        9.5     Bank's Liability for Collateral---------------------    28
        9.6     Remedies Cumulative---------------------------------    28
        9.7     Demand; Protest-------------------------------------    29

10.     NOTICES---------------------------------------------------      29

11.     CHOICE OF LAW AND VENUE-----------------------------------      29

12.     GENERAL PROVISIONS----------------------------------------      29
        12.1    Successors and Assigns------------------------------    29
        12.2    Indemnification-------------------------------------    30
        12.3    Time of Essence-------------------------------------    31
        12.4    Severability of Provisions--------------------------    31
        12.5    Amendments in Writing, Integration------------------    31
        12.6    Counterparts----------------------------------------    31
        12.7    Survival--------------------------------------------    31
        12.8    Confidentiality-------------------------------------    31

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Agreement") is entered into as of December 31, 1997, by and between SILICON VALLEY BANK ("Bank") and INTEGRATED PACKAGING ASSEMBLY CORPORATION
("Borrower").

RECITALS

        A. Borrower and Bank are parties to that certain Loan and Security Agreement dated as of June 21, 1995, as amended (collectively, the "Original Agreement").

      B. Borrower and Bank desire to amend and restate the Original Agreement on the terms stated herein. This Agreement amends and restates in its entirety the Original Agreement, and sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.      DEFINITIONS AND CONSTRUCTION


        1.1     Definitions.

                As used in this Agreement, the following terms shall have the following

                "Accounts" means all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

                "Advance" or "Advances" means a loan advance under the Committed Revolving Line.

                "Affiliate" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, such Persons, managers and members.

                "Bank Expenses" means all: reasonable costs or expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; and Bank's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal or review, or those incurred in any Insolvency Proceeding), whether or not suit is brought.

                "Borrower's Books" means all of Borrower's books and records including without limitation: ledgers; records concerning Borrower's assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

                "Borrowing Base" means an amount equal to eighty percent (80%) of Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower.

                "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

                "Cash Management Sublimit" has the meaning set forth in
Section 2.1.3.

                "Closing Date" means the date of this Agreement.

                "Code" means the California Uniform Commercial Code.

                "Collateral" means the property described on Exhibit A attached hereto.

                "Committed Revolving Line" means a credit extension of up to Five Million Dollars ($5,000,000).

                "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

                "Copyrights" means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

                "Credit Extension" means each Advance, Equipment Facility A Advance, Equipment Facility B Advance, Letter of Credit, Term Loan, Exchange Contract or any other extension of credit by Bank for the benefit of Borrower hereunder.

                "Current Assets" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current assets on the consolidated balance sheet of Borrower and its Subsidiaries as at such date.

                "Current Liabilities" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, as at such date, plus, to the extent not already included therein, all outstanding Credit Extensions made under this Agreement, including all Indebtedness that is payable upon demand or within one year from the date of determination thereof unless such Indebtedness is renewable or extendable at the option of Borrower or any Subsidiary to a date more than one year from the date of determination, but excluding Subordinated Debt.

                "Debt Service Coverage" means, as measured quarterly as of the last day of each fiscal quarter of Borrower, on a consolidated basis determined in accordance with GAAP, the ratio of (a) an amount equal to the sum of (i) net income, plus (ii) depreciation and amortization of intangible assets and other non-cash charges to income plus (iii) quarterly interest expense to (b) an amount equal to the sum of (x) all scheduled repayments and mandatory prepayments of principal on account of long-term Debt for such quarter plus (y) quarterly interest expense.

                "Eligible Accounts" means those Accounts that arise in the ordinary course of Borrower's business that comply with all of Borrower's representations and warranties to Bank set forth in Section 5.4; provided, that standards of eligibility may be fixed and revised from time to time by Bank in Bank's reasonable judgment and upon thirty
(30) days prior written notification thereof to Borrower in accordance with the provisions hereof. Unless otherwise agreed to by Bank in writing, Eligible Accounts shall not include the following:

              (a) Accounts that the account debtor has failed to pay within ninety (90) days of invoice date;

              (b) Accounts with respect to an account debtor, fifty percent (50%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

              (c) Accounts with respect to an account debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, except with respect to Alliance
Semiconductor, Intel, Cirrus Logic, SanDisk, Orbit Semiconductor, VLSI Technology, and Atmel Semiconductor, as to which the percentage shall be thirty-five percent (35%), to the extent such obligations exceed the aforementioned percentages, except as approved in writing by Bank;

              (d) Accounts with respect to which the account debtor does not have its principal place of business in the United States except for Eligible Foreign Accounts;

              (e) Accounts with respect to which the account debtor is a federal, state or local governmental entity or any department, agency, or instrumentality thereof except for those Accounts of the United
States or any department, agency or instrumentality thereof as to which the payee has assigned its rights to payment thereof to Bank and the assignment has been acknowledged, pursuant to the Assignment of Claims
Act of 1940, as amended (31 U.S.C. 3727);

              (f) Accounts with respect to which Borrower is liable to the account debtor, but only to the extent of any amounts owing to the account debtor (sometimes referred to as "contra" accounts, e.g.
accounts payable, customer deposits, credit accounts, etc.);

                (g) Accounts generated by demonstration or promotional equipment, or with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;

                (h) Accounts with respect to which the account debtor is an Affiliate, officer, employee, or agent of Borrower;

                (i) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

                (j) Accounts the collection of which Bank reasonably determines to be doubtful.

                "Eligible Foreign Accounts" means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that are: (1) covered by credit insurance in form and amount, and by an insurer satisfactory to Bank less the amount of any deductible(s) which may be or become owing thereon; or (2) supported by one or more letters of credit either advised or negotiated through Bank or in favor of Bank as beneficiary, in an amount and of a tenor, and issued by a financial institution, acceptable to Bank; or (3) that Bank approves on a case-by-case basis.

                "Equipment" means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

                "Equipment Facility A Advance" has the meaning set forth in
Section 2.1.4.

                "Equipment Facility B Advance" has the meaning set forth in
Section 2.1.5.

                "ERISA" means the Employment Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

                "GAAP" means generally accepted accounting principles as in effect in the United States from time to time.

                "Indebtedness" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

                "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

                "Intellectual Property Collateral" means all of Borrower's right, title and interest in and to the following:

                (a)     Copyrights, Trademarks, Patents, and Mask Works;

                (b) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

                (c) Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

                (d) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

                (e) All licenses or other rights to use any of the Copyrights, Patents, Trademarks, or Mask Works, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

                (f) All amendments, renewals and extensions of any of the Copyrights, Trademarks, Patents or Mask Works; and

                (g) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

                "Inventory" means all present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above.

                "Investment" means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

                "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

                "Letter of Credit" means a letter of credit or similar undertaking issued by
Bank pursuant to Section 2.1.2.

                "Letter of Credit Reserve" has the meaning set forth in
Section 2.1;2.

                "Lien" means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

                "Loan Documents" means, collectively, this Agreement any note or notes executed by Borrower, and any other present or future agreement entered into between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated from time to time.

                "Mask Works" means all mask works or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired.

                "Material Adverse Effect" means a material adverse effect on (i) the business operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents.

                "Maturity Date" means December 1, 2000.

                "Negotiable Collateral" means all of Borrower's present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper.

                "Obligations" means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

                "Patents" means all patents, patent applications and like protections, including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

                "Payment Date" means the last calendar day of each month, commencing on the first such date after the Closing Date and ending on the Revolving Maturity Date.

                "Permitted Indebtedness" means:

                (a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

                (b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

                (c) Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary course of business;

                (d)     Subordinated Debt;

                (e) Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

                (f)     Indebtedness secured by Permitted Liens;

                (g) Capital leases or indebtedness incurred solely to purchase equipment which is secured in accordance with clause (c) of "Permitted Liens" below and is not in excess of the lesser of the purchase price of such equipment or the fair market value of such equipment on the date of acquisition;

                (h) Extensions, refinancing, modifications, amendments and restatements of any of items of Permitted Indebtedness (a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be; and

                (k)     Other Indebtedness not otherwise permitted by
Section 7.4 not exceeding One Hundred Fifty Thousand Dollars ($150,000) in the aggregate outstanding at any time.

                "Permitted Investment" means:

                (a) Investments existing on the Closing Date disclosed in the Schedule;

                (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank, and (iv) any Investments permitted by Borrower's investment policy, as amended from time to time, provided that such investment policy (and such amendment thereto) has been approved by Bank, which approval shall not be unreasonably withheld;

                (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transaction in the ordinary course of business;

                (d) Investments accepted in connection with Transfers permitted by Section 7.1;

                (e) Investments consisting of (i) compensation of employees, officers and directors of Borrower or its Subsidiaries so long as the Board of Directors of Borrower determines that such compensation is in the best interests of Borrower, (ii) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business, (iii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower's Board of Directors, and (iv) other loans to officers and employees approved by the Board of Directors of Borrower in an aggregate amount not in excess of One Hundred Fifty Thousand Dollars ($150,000) outstanding at any time;

                (f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business;

                (h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments by Borrower in any Subsidiary;

                (i)     Investments constituting acquisitions permitted under
Section 7.3;

                (j) Deposit accounts of Borrower in which Bank has a Lien prior to any other Lien;

                (k) Deposit accounts of any Subsidiaries maintained ine the ordinary course of business; and

                (1)     Other Investments not otherwise permitted by Section
7.7 not exceeding One Hundred Fifty Thousand Dollars ($150,000) in the aggregate outstanding at any time.

                "Permitted Liens" means the following:

                (a) Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan
Documents;

                (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and as to which adequate reserves are maintained on Borrower's Books in accordance with GAAP, provided the same have no priority over any of Bank's security interests;

                (c) Liens (i) upon or in any Equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition of such Equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

                (d) Liens on Equipment leased by Borrower or any Subsidiary pursuant to an operating or capital lease in the ordinary course of business (including proceeds thereof and accessions thereto) incurred solely for the purpose of financing the lease of such Equipment (including Liens pursuant to leases permitted pursuant to Section 7.1 and Liens arising from UCC financing statements regarding leases permitted by this Agreement);

                (e) Leases or subleases and licenses or sublicenses granted to others in the ordinary course of Borrower's business not interfering in any material respect with the business of Borrower and its Subsidiaries taken as a whole, and any interest or title of a lessor, licensor or under any lease or license, provided that such leases, subleases, licenses and sublicenses do not prohibit the grant of the security interest granted hereunder;

                (f) Liens on assets (including the proceeds thereof and accessions thereto) that existed at the time such assets were acquired by Borrower or any Subsidiary (including Liens on assets of any corporation that existed at the time it became or becomes a Subsidiary); provided such Liens are not granted in contemplation of or in connection with the acquisition of such asset by Borrower or a Subsidiary;

                (g) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.8;

                (h) Easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property not constituting a Material Adverse Effect;

                (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

                (j) Liens that are not prior to the Lien of Bank which constitute rights of set-off of a customary nature or banker's Liens with respect to amounts on deposit, whether arising by operation of law or by contract, in connection with arrangement entered in to with banks in the ordinary course of business;

                (k) Earn-out and royalty obligations existing on the date hereof or entered into in connection with an acquisition permitted by
Section 7.3;

                (l) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums; and

                (m) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a), (c), (d), (e), (f) and (k) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

                "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

                "Prime Rate" means the variable rate of interest, per annum, most recently announced by Bank, as its "prime rate," whether or not such announced rate is the lowest rate available from Bank.

                "Quick Assets" means, as of any applicable date, the unrestricted cash; unrestricted cash-equivalents; net, billed accounts receivable and investments with maturities of less than one year of Borrower determined in accordance with GAAP.

                "Responsible Officer" means each of the Chief Executive Officer, the President, the Chief Financial Officer and the Controller of the Borrower.

                "Revolving Maturity Date" means the date immediately preceding the first anniversary of the Closing Date.

                "Schedule" means the schedule of exceptions attached hereto, if any.

                "Subordinated Debt" means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank).

                "Subsidiary" means with respect to any Person, corporation, partnership, company association, joint venture, or any other business entity of which more than fifty percent (50%) of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

                "Tangible Net Worth" means, as of any applicable date, the consolidated total assets of Borrower and its Subsidiaries minus, without duplication, (i) the sum of any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, and (c) all reserves not already deducted from assets, and (ii) Total Liabilities.

                "Total Liabilities" means, as of any applicable date, all obligations that should, in accordance with GAAP, be classified as liabilities on the consolidated balance sheet of Borrower, including in any event all Indebtedness (other than Contingent Obligations), but specifically excluding Subordinated Debt and deferred gain on sale of the building located at the address set forth in Section 10 hereof.

                "Trademarks" means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Assignor connected with and symbolized by such trademarks.

1.2     Accounting: and Other Terms.

                All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations and determinations made hereunder shall be made in accordance with GAAP.
When used herein, the term "financial statements" shall include the notes and schedules thereto. The terms "including" / "includes" shall always be read as meaning "including (or includes) without limitation," when used herein or in any other Loan Document.

2.      LOAN AND TERMS OF PAYMENT

        2.1     Credit Extensions.

                Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder in accordance with the terms hereof. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

                2.1.1   Revolving; Advances

                        (a) Subject to and upon the terms and conditions of this Agreement, Bank agrees to make Advances to Borrower in an aggregate outstanding amount not to exceed the lesser of (a) the Committed
Revolving Line minus (i) the Cash Management Sublimit minus (ii) the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), or (b) the Borrowing Base minus (i) the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit). Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1.1 may be repaid and reborrowed at any time prior to the Revolving Maturity Date.

                        (b) Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank's discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1.1 to Borrower's deposit account.

                        (c) The Committed Revolving Line shall terminate on the Revolving Maturity Date, at which time all Advances under this
Section 2.1.1 and other amounts due under this Agreement (except as otherwise expressly specified herein) shall be immediately due and payable.

                2.1.2   Letters of Credit.

                        (a) Subject to the terms and conditions of this Agreement, Bank agrees to issue or cause to be issued Letters of Credit for the account of Borrower in an aggregate outstanding face amount not to exceed the lesser of (a) the Committed Revolving Line minus (i) the Cash Management Sublimit minus (ii) the then outstanding principal balance of the Advances, or (b) the Borrowing Base minus (i) the then outstanding principal balance of the Advances; provided that the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) shall not in any case exceed Four Million Dollars ($4,000,000). Each Letter of Credit shall have an expiry date no later than ninety (90) days after the Revolving Maturity Date, provided that Borrower's letter of credit reimbursement obligation shall be secured by cash on terms acceptable to Bank at any time after the Revolving Maturity Date if the term of this Agreement is not extended by Bank. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form of standard Application and Letter of Credit Agreement.

                        (b) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend, protect and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys' fees, arising out of or in connection with any Letters of Credit.

                      (c) Borrower may request that Bank issue a Letter of Credit payable in a currency other than United States Dollars. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus cable charges) in United States currency at the then prevailing rate of exchange in San Francisco, California, for sales of that other currency for cable transfer to the country of which it is the currency.

                        (d) Upon the issuance of any Letter of Credit payable in a currency other than United States Dollars, Bank shall create a reserve under the Committed Revolving Line for Letters of Credit against fluctuations in currency exchange rates, in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of such reserve may be amended by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Committed Revolving Line shall be reduced by the amount of such reserve for so long as such Letter of Credit remains outstanding.

                2.1.3   Cash Management Sublimit.

                        Subject to the terms and conditions of this Agreement Borrower may utilize up to an aggregate amount not to exceed One Million Dollars ($1,000,000) (the "Cash Management Sublimit") for cash management services provided by Bank, which services may include merchant services, PC-AGH, direct deposit of payroll, business credit card, Firstax, and other related check cashing services as defined in that certain Cash Management Services Agreement provided to Borrower in connection herewith (a "Cash Management Service" or the "Cash Management Services"). Any amounts actually paid by Bank in respect of a Cash Management Service or Cash Management Services shall, when paid, constitute an Advance under the Committed Revolving Line.

                2.1.4   Equipment Facility A Advances

                        Borrower and Bank acknowledge that Bank has made certain advances to Borrower pursuant to the Original Agreement for the purchase of Equipment (each an "Equipment Facility A Advance" and, collectively, the "Equipment Facility A Advances"). As of December 31, 1997, the aggregate principal amount of outstanding Equipment Facility A Advances is equal to Nine Hundred Sixteen Thousand, Six Hundred Sixty-Six Dollars and Fifty-Eight Cents ($916,666.58). The principal amount of the outstanding Equipment Facility A Advances shall be payable in twenty-two (22) consecutive equal monthly installments of $41,666.67 each, plus accrued interest, beginning on January 1, 1998, and continuing on the same day of each month thereafter through October 1, 1999, at which time all amounts outstanding under this Section 2.1.4 shall be immediately due and payable. Borrower shall not request or receive additional Equipment Facility A Advances. Equipment Facility A Advances, once repaid, may not be reborrowed.

                2.1.5   Equipment Facility B Advances.

                        Borrower and Bank acknowledge that in addition to the Equipment Facility A Advances, Bank has made certain additional advances to Borrower pursuant to the Original Agreement for the purchase of Equipment (each an "Equipment Facility B Advance" and, collectively, the "Equipment Facility B Advances"). As of December 31, 1997, the aggregate principal amount of outstanding Equipment Facility B Advances is equal to One Million, Four Hundred Ninety-Nine

Thousand, Nine Hundred Ninety-Nine Dollars and Ninety-Six Cents ($1,499,999.96). The principal amount of the outstanding Equipment Facility B Advances shall be payable in thirty-six (36) consecutive equal monthly installments of $41,666.67 each, plus accrued interest, beginning on January 1, 1998, and continuing on the same day of each month thereafter through December 1, 2000, at which time all amounts outstanding under this Section 2.1.5, and any other amounts outstanding under this Agreement shall be immediately due and payable. Borrower shall not request or receive additional Equipment Facility B Advances. Equipment Facility B Advances, once repaid, may not be reborrowed.

                2.1.6   Additional Provisions Regarding LIBOR.

                        (a) The following definitions shall apply in this Section 2.1.6:

                                "Interest Period" means for each LIBOR Rate
Advance, a period of approximately one month, provided that the last day of an Interest Period for a LIBOR Rate Advance shall be determined in accordance with the practices of the London interbank market as from time to time in effect, provided, further, in all cases such period shall expire not later than the applicable maturity date.

                             "LIBOR Base Rate" means, for any Interest
Period for a LIBOR Rate Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market in which Bank customarily participates at 11:00 A.M. (local time in such interbank market) two (2) Business Days before the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.

                             "LIBOR Rate" shall mean, for any Interest
Period for a LIBOR Rate Advance, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to (i) the LIBOR Base Rate for such Interest Period divided by (ii) 1 minus the Reserve Requirement for such Interest Period.

                                "LIBOR Rate Advances" means any Equipment
Facility A Advances or Equipment Facility B Advances made or a portion thereof on which interest is payable based on the LIBOR Rate in accordance with the terms hereof.

                              "Prime Rate Advances" means any Advances made
or a portion thereof on which interest is payable based on the Prime Rate in accordance with the terms hereof.

                              "Regulatory Change" means, with respect to
Bank, any change on or after the date of this Agreement in United States federal, state or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives or requests applying to a class of lenders including Bank of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

                                "Reserve Requirement" means, for any
Interest Period, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D against "Eurocurrency liabilities" (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of "LIBOR Base Rate" or (ii) any category of extensions of credit or other assets which include Advances.

                        (b) The interest rate applicable to each Equipment Facility A Advance and each Equipment Facility B Advance shall initially be equal to and shall adjust automatically on the expiration of each Interest Period to be equal to the then-applicable 30-day LIBOR Rate plus 2.5%.

                        (c) If for any reason (including voluntary or mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a LIBOR Rate Advance prior to the last day of the Interest Period for such Advance, Borrower shall immediately notify Borrower's account officer at Bank and, on demand by Bank, pay Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets or the offshore currency interbank markets or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion. Bank's determination as to such amount shall be conclusive absent manifest error.

                        (d) Borrower shall pay to Bank, upon the request of Bank, such amount or amounts as shall be sufficient (in the sole good faith opinion of such Bank) to compensate it for any loss, costs or expense incurred by it as a result of (i) any failure by Borrower to borrow a LIBOR Rate Advance on the date for such borrowing specified in the relevant notice of borrowing hereunder or (ii) the prepayment
(including acceleration) of any LIBOR Rate Advance on a day which is not the last day of an Interest Period.

                        (e) If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy
(whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a "Parent") as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction upon presentation by Bank of a statement of the amount and setting forth Bank's calculation thereof, all in reasonable detail, which statement shall be deemed true and correct, absent manifest error; provided, however, that Borrower shall not be liable for any such amount attributable for any period prior to one hundred eighty (180) days prior to the date of such certificate.

                        (f) If at any time Bank, in its sole and absolute discretion, determines that: (i) the amount of the LIBOR Rate Advances for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) the LIBOR Rate does not accurately reflect the cost to Bank of lending the LIBOR Rate Advance, then Bank shall promptly give notice thereof to Borrower, and upon the giving of such notice Bank's obligation to make the LIBOR Rate Advances shall terminate. If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Rate Advances, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the LIBOR Rate Advances in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 2.1.6) or, at the option of Borrower, such LIBOR
Rate Advances shall be converted into Prime Rate Advances.

        2.2     Overadvances.

                If, at any time or for any reason, the amount of Obligations owed by Borrower to Bank pursuant to Section 2.1.1, 2.1.2 and 2.13 of this Agreement is greater than the lesser of (i) the Committed Revolving Line or (ii) the Borrowing Base, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

        2.3     Interest Rates, Payments, and Calculations.

                (a)     Interest Rate.

                      (i) Advances. Except as set forth in Section 2.3(b), any Advances shall bear interest on the average daily balance thereof, at a per annum rate equal to one and one quarter (1.25) percentage points above the Prime Rate. The foregoing notwithstanding, except as set forth in Section 2.3(b), effective upon the first day of the month following Bank's receipt of financial statements demonstrating
Borrower's achievement of two consecutive fiscal quarters of a minimum net profit of at least One Dollar ($1), any Advances shall bear interest on the average daily balance thereof, at a per annum rate equal to one half (05) of a percentage point above the Prime Rate.

                        (ii) Equipment Facility A Advances and Equipment Facility B Advances. Except as set forth in Section 2.3(b), any
Equipment Facility A Advances and Equipment Facility B Advances shall bear interest on the outstanding balance thereof at a rate equal to two and one-half percent (2.5%) above the LIBOR Base Rate.

                (b) Default Rate. All Obligations shall bear interest, from and after the occurrence of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

                (c) Payments. Interest on the Advances shall be due and payable on each Payment Date, and on the Revolving Maturity Date.
Borrower hereby authorizes Bank to debt any accounts with Bank, including, without limitation, Account Number _________ for payments of principal and interest due on the Obligations and any other amounts owing by Borrower to Bank. Bank will notify Borrower of all debits which Bank has made against Borrower's accounts. Any such debits against Borrower's accounts in no way shall be deemed a set-off. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

                (d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased effective as of 12:01 a.m. on the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

        2.4     Crediting: Payments.

                Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment, whether directed to Borrower's deposit account with Bank or to the Obligations or otherwise, shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment in respect of the Obligations unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 3:00 P.M. Pacific time shall be deemed to have been received by

Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall, instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

        2.5     Fees

                Borrower shall pay to Bank the following:

                (a) Facility Fee. A Facility Fee equal to Twelve Thousand Five Hundred Dollars ($12,500), which fee shall be due on the Closing
Date and shall be fully earned and non-refundable;

                (b) Financial Examination and Appraisal Fees. Bank's customary fees and out-of-pocket expenses for Bank's audits of Borrower's Accounts, and for each appraisal of Collateral and financial analysis and examination of Borrower performed from time to time by Bank or its agents;

                (c) Bank Expenses. Upon demand from Bank, including, without limitation, upon the date hereof, all Bank Expenses incurred through the date hereof, including reasonable attorneys' fees and expenses and, after the date hereof, all Bank Expenses, including reasonable attorneys' fees and expenses, as and when they become due.

        2.6     Additional Costs.

                In case any change in any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law), in each case after the date of this Agreement:

                (a) subjects Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby
(except for taxes on the overall net income of Bank imposed by the United States of America or any political subdivision thereof);

                (b) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Bank; or

                (c) imposes upon Bank any other condition with respect to its performance under this Agreement, and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to any loans, Bank shall notify Borrower thereof. Borrower agrees to pay to Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Bank of a statement of the amount and setting forth
Bank's calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error; provided, however, that Borrower shall not be liable for any such amount attributable to any period prior to the date one hundred eighty (180) days prior to the date of such certificate.

        2.7     Term.

                Except as otherwise set forth herein, this Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for a term ending on the Maturity
Date. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination of this Agreement, Bank's lien on the Collateral shall remain in effect for so long as any Obligations (excluding Obligations under Section 2.6 and 12.2 to the extent they remain inchoate at the time outstanding payment obligations are paid in full) are outstanding.

3.      CONDITIONS OF LOANS

        3.1     Conditions Precedent to Initial Credit Extension.

                The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

                (a)     this Agreement;

                (b) a certificate of the Secretary of Borrower with respect to articles, bylaws, incumbency and resolutions authorizing the execution and delivery of this Agreement;

                (c)     a warrant to purchase stock;

                (d)     financing statements (Forms UCC-1);

                (e)     insurance certificate;

                (f) payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;

                (g) an audit of the Collateral, the results of which are satisfactory to Bank; and

                (h) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

        3.2     Conditions Precedent to all Credit Extensions.

The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

                (a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

                (b)     the representations and warranties contained in
Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would result from such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2(b).

4. CREATION OF SECURITY INTEREST

        4.1     Grant of Security Interest.

                Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt payment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof, in each case, to the extent that a security interest in such Collateral can be perfected by the filing of a financing statement or, in the case of Collateral consisting of instruments, documents, chattel paper or certificated securities, to the extent that Bank takes possession of such Collateral. Bank agrees to execute and deliver to Borrower from time to time such lien releases as Borrower may request and as are necessary to give to other lenders which finance equipment for Borrower a first priority security interest in the equipment financed so long as the Liens and the Indebtedness incurred with respect to such equipment financing are permitted under this Agreement.

        4.2     Delivery of Additional Documentation Required.

                Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

        4.3     Right to Inspect.

                Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower's usual business hours, to inspect Borrower's Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5.      REPRESENTATIONS AND WARRANTIES

        Borrower represents and warrants as follows:

        5.1     Due Organization and Qualification.

                Borrower and each Subsidiary is a corporation duly existing and in good standing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified, except for states as to which any failure to so qualify would not have a Material Adverse Effect.

        5.2     Due Authorization; No Conflict.

                The execution, delivery, and performance of the Loan Documents are within Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound, which default could reasonably be expected to have a Material Adverse Effect.

        5.3     No Prior Encumbrances.

                Borrower has good and indefeasible title to the Collateral, free and clear of Liens, except for Permitted Liens.

        5.4     Bona Fide Eligible Accounts.

                The Eligible Accounts are bona fide existing obligations. The service or property giving rise to such Eligible Accounts has been performed or delivered to the account debtor or to the account debtor's agent for immediate shipment to and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Borrowing Base Certificate as an Eligible Account.

        5.5     Merchantable Inventory.

                All Inventory is in all material respects of good and marketable quality, free from all material defects.

        5.6     Intellectual Property.

                Borrower is the sole owner of the Intellectual Property Collateral, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. Each of the Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property Collateral violates the rights of any third party.

        5.7     Name; Location of Chief Executive Office.

                Except as disclosed in the Schedule, Borrower has not done business and will not, without at least thirty (30) days prior written notice to Bank, do business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof.

        5.8     Litigation.

                Except as set forth in the Schedule, there are no actions or proceedings pending or, to Borrower's knowledge, threatened by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could reasonably be expected to have a Material Adverse Effect or a material adverse effect on Borrower's interest or Bank's security interest in the Collateral.

        5.9     No Material Adverse Chance in Financial Statements.

                All consolidated financial statements related to Borrower and any Subsidiary that have been delivered by Borrower to Bank fairly present in all material respects Borrower's consolidated financial condition as of the date thereof and Borrower's consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

        5.10    Solvency.

                The fair saleable value of Borrower's assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

        5.11    Regulatory Compliance.

                Borrower and each Subsidiary has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower's failure to comply with ERISA that is reasonably likely to result in Borrower's incurring any liability that could reasonably be expected to have a Material Adverse Effect. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.

        5.12    Environmental Condition.

                None of Borrower's or any Subsidiary's properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower's knowledge, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the release or other disposition of hazardous waste or hazardous substances into the environment.

        5.13    Taxes.

                Borrower and each Subsidiary has filed or caused to be filed all tax returns required to be filed on a timely basis, and has paid, or has made adequate provision for the payment of, all taxes reflected therein, except those being contested in good faith by proper proceedings with adequate reserves under GAAP.

        5.14    Subsidiaries.

                Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

        5.15    Government Consents.

                Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower's business as currently conducted except where the failure to obtain any such consent, approval or authorization, to make any such declaration or filing, or to be given any such notice could not reasonably be expected to have a Material Adverse Effect.

        5.16    Full Disclosure.

                No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower are not to be viewed as facts and that actual results during the period or period covered by any such projections and forecasts may differ from the projected or forecasted results).

6.0     AFFIRMATIVE COVENANTS

        Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

        6.1     Good Standing.

                Borrower shall maintain its and each of its Subsidiaries' corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, to the extent consistent with prudent management of Borrower's business, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

        6.2     Government Compliance.

                Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral.

        6.3     Financial Statements, Reports, Certificates.

                Borrower shall deliver to Bank: (a) as soon as available, but in any event within twenty (20) days after the end of each month, a company prepared consolidated balance sheet and income statement covering Borrower's consolidated operations during such period, in a form and certified by an Officer of Borrower reasonably acceptable to Bank; (b) within five (5) days of filing, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission; (c) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000) or more; and (d) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.

                Within fifteen (15) days after the last day of each month (or, at any time the aggregate outstanding Advances exceed fifty percent (50%) of the Borrowing Base, within five (5) days after the last day of each week), Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged listings of accounts receivable and accounts payable.

                Within twenty (20) days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto.

                Bank shall have a right from time to time hereafter to audit Borrower's Accounts at Borrower's expense, provided that such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing.

        6.4     Inventory; Returns.

                Borrower shall keep all Inventory in good and marketable condition, free from all material defects. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Fifty Thousand Dollars ($50,000).

        6.5     Taxes.

                Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is (i) contested in good faith by appropriate proceedings, (ii) is reserved against (to the extent required by GAAP) by Borrower and (iii) no lien other than a Permitted Lien results.

        6.6     Insurance.

                (a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower's business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower's ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower's.

                (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender's loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof and all liability insurance policies shall show the Bank as an additional insured, and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. At Bank's request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. So long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy to the replacement or repair of destroyed or damaged property; provided, that after the occurrence and during the continuance of an Event of Default, all proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

        6.7     Principal Depository.

                Borrower shall maintain its principal depository and operating accounts with Bank.

        6.8     Debt-Net Worth Ratio.

                Borrower shall maintain, as of the last day of each calendar month, a ratio of Total Liabilities less Subordinated Debt to Tangible
Net Worth plus Subordinated Debt of not more than 1.50 to 1.0.

        6.9     Tangible Net Worth.

                Borrower shall maintain, as of the last day of each calendar month, a Tangible Net Worth of not less than Twenty Million Dollars ($20,000,000).

        6.10    Profitability.

                Borrower may incur losses not to exceed: (i) Three Million Eight Hundred Thousand Dollars ($3,800,000) for the fiscal quarter ending December 31, 1997; (ii) Three Million Four Hundred Thousand
Dollars ($3,400,000) for the fiscal quarter ending March 31, 1998; (iii) One Million Eight Hundred Thousand Dollars ($1,800,000) for the fiscal quarter ending June 30, 1998; or (iv) One Hundred Sixty Thousand Dollars ($160,000) for the fiscal quarter ending September 30, 1998. Borrower shall have a minimum net profit of One Dollar ($1) for the fiscal quarter ending December 31, 1998, and for each fiscal quarter thereafter.

        6.11    Liquidity, Debt Service Coverage.

                Subject to the remainder of this section, Borrower shall maintain, as of the last day of each calendar month, a Liquidity Ratio of at least 1.50 to 1.0. Notwithstanding the foregoing, if Borrower attains two consecutive quarters of Debt Service Coverage of not less than 1.50 to 1.0, then Liquidity Ratio will no longer be tested and instead Borrower shall maintain, as of the last day of each of Borrower's fiscal quarters, a Debt Service Coverage of at least 1.50 to
1.0. For purposes of this Section, "Liquidity Ratio" means as of any date for which it is tested, the ratio of (a) an amount equal to (i) cash and cash equivalents plus (ii) the amount available to be drawn but not drawn under Section 2,1.1, to (b) the aggregate amount of outstanding Equipment Facility A Advances and Equipment Facility B Advances.

        6.12    Further Assurances.

                At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.      NEGATTVE COVENANTS

        Borrower covenants and agrees that, so long as any Credit
Extension hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Advances, Borrower will not do any of the following:

        7.1     Dispositions.

                Convey, sell, lease, transfer or otherwise dispose of (collectively, a 'Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than Transfers (i) of inventory in the ordinary course of business, (ii) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business, (iii) Transfers of worn-out or obsolete Equipment or Equipment financed by other vendors, (iv) Transfers which constitute liquidation of Investments permitted under Section 7.7, and (v) other Transfers not otherwise permitted by this Section 7.1 not exceeding One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year.

        7.2     Changes in Business, Ownership, Management or Business
Locations

                Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto
(or incidental thereto), or suffer a material change in Borrower's ownership or management. Borrower will not, without at least thirty (30) days prior written notification to Bank, relocate its chief executive office or add any new offices or business locations.

        7.3     Mergers or Acquisitions.

                Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, provided that this Section 73 shall not apply to (i) the purchase of inventory, equipment or intellectual property rights in any transaction valued at less than One Hundred Fifty Thousand Dollars ($150,000) in the ordinary course of business or (ii) transactions among Subsidiaries or among Borrower and its Subsidiaries in which Borrower is the surviving entity.

        7.4     Indebtedness.

                Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

        7.5     Encumbrances.

                Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens.

        7.6     Distributions.

                Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, provided, that (i) Borrower may declare and make any dividend payment or other distribution payable in its equity securities, (ii) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange therefor and (iii) for so long as an Event of Default has not occurred, Borrower may repurchase stock from former employees of Borrower in accordance with the terms of repurchase or similar agreements between Borrower and such employees.


        7.7     Investments.

                Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

        7.8     Transactions with Affiliates.

                Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person and except for transactions with a Subsidiary that are upon fair and reasonable terms and transactions constituting Permitted Investments.

        7.9     Intellectual Property Agreements.

                Borrower shall not permit the inclusion in any material contract to which it becomes a party of any provisions that could or might in any way prevent the creation of a security interest in Borrower's rights and interests in any property included within the definition of the Intellectual Property Collateral acquired under such contracts, except to the extent that such provisions are necessary in Borrower's exercise of its reasonable business judgment.

        7.10    Subordinated Debt.

                Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank's prior written consent.

        7.11    Inventory.

                Store the Inventory with a bailee, warehouseman, or similar party unless Bank has received a pledge of any warehouse receipt covering such Inventory. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory only at the location set forth in Section 10 hereof and such other locations of which Borrower gives Bank prior written notice and as to which Borrower signs and files a financing statement where needed to perfect Bank's security interest.

        7.12    Compliance.

                Become an "investment company" or a company controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Advance for such purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, which violation could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

8.      EVENTS OF DEFAULT

        Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

        8.1     Payment Default.

                If Borrower fails to pay the principal of, or any interest on, any Credit Extension when due and payable; or fails to pay any portion of any other Obligations not constituting such principal or interest, including without limitation, Bank Expenses, within thiry (30) days of receipt by Borrower of an invoice for such other Obligations;

        8.2     Covenant Default.

                (a) If Borrower fails to perform any obligation under Sections 6.3, 6.6, 6.7, 6.8, 6.9, 6.10, 6.11 or 6.12 or violates any of the covenants contained in Article 7 of this Agreement, or

                (b) If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any Responsible Officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten
(10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be required to be made during such cure period);

        8.3     Material Adverse Change.

                If there (i) occurs a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower or (ii) is a material impairment of the prospect of repayment of any portion of the Obligations or (iii) is a material impairment of the value or priority of Bank's security interests in the Collateral;

        8.4     Attachment.

                If any material portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within twenty (20) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

        8.5     Insolvency.

                If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty
(30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

        8.6     Other Agreements.

                If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand
Dollars ($100,000) or that could reasonably be expect to have a Material Adverse Effect;

        8.7     Subordinated Debt.

                If Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank;


        8.8     Judgments.

                If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Fifty Thousand Dollars ($150,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days
(provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or

        8.9     Misrepresentations.

                If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate or writing delivered to Bank by Borrower or any Person acting on Borrower's behalf pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9.      BANK'S RIGHTS AND REMEDIES

        9.1     Rights and Remedies.

                Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, ail of which are authorized by Borrower:

                (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 all Obligations shall become immediately due and payable without any action by Bank);

                (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

                (c) Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letters of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit;

                (d) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

                (e) Without notice to or demand upon Borrower, make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the

Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower's premises, Borrower hereby grants Bank a license to enter such premises and to occupy the same, without charge, in order to exercise any of Bank's rights or remedies provided herein, at law, in equity, or otherwise;

                (f) Without notice to Borrower set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

                (g) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower's labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section 9.1, Borrower's rights under all licenses and all franchise agreements shall inure to Bank's benefit;

                (h) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Bank determines is commercially reasonable, and apply the proceeds thereof to the Obligations in whatever manner or order Bank deems appropriate;

                (i) Bank may credit bid and purchase at any public sale, or at any private sale as permitted by law; and

                (j) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

                (k) Bank shall have a non-exclusive, royalty-free license to use the Intellectual Property Collateral to the extent reasonably necessary to permit Bank to exercise its rights and remedies upon the occurrence of an Event of Default.

        9.2     Power of Attorney.

                Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers, or employees) as Borrower's true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank's security interest in the Accounts; (b) endorse Borrower's name on any checks or other forms of payment or security that may come into Bank's possession; (c) sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) make, settle, and adjust all claims under and decisions with respect to Borrower's policies of insurance; (e) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (f) to modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Bank without first obtaining Borrower's approval of or signature to such modification by amending Exhibit A, Exhibit B, Exhibit C and Exhibit D, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents, Trademarks or Mask Works acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents,

Trademarks or Mask Works in which Borrower no longer has or claims any right, title or interest; (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; and (h) to transfer the Intellectual Property Collateral into the name of Bank or a third party to the extent permitted under the California Uniform Commercial Code, provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in Section 4.2 regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower's attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank's obligation to provide advances hereunder is terminated.

        9.3     Accounts Collection.

                At any time from the date of this Agreement, Bank may notify any Person owing funds to Borrower of Bank's security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank's trustee, and, if requested or required by Bank, immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

        9.4     Bank Expenses.

                If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following:
(a) make payment of the same or any part thereof; (b) set up such reserves under the Committed Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

        9.5     Bank's Liability for Collateral.

                So long as Bank complies with its obligations under Section 9207 of the Code, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

        9.6     Remedies Cumulative.

                Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not expressly set forth herein as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

        9.7     Demand: Protest.

                Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

10.     NOTICES

        Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower: Integrated Packaging Assembly Corporation
                2221 Old Oakland Road
                San Jose, CA 95131-1402
                Attn: Alfred V. Larrenaga
                FAX: (408) 321-3603

If to Bank:     Silicon Valley Bank
                3003 Tasman Drive
                Santa Clara, CA 95054
                FAX: (408) 492-9786

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.     CHOICE OF LAW AND VENUE

        The Loan Documents shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WANER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WANES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12.     GENERAL PROVISIONS

        12.1    Successors and Assigns.

                (a) This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank's prior written consent, which consent may be granted or withheld in Bank's sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participations in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder, subject to the provisions of this Section 12.1.

                (b) Bank may sell, negotiate or grant participations to other financial institutions in all or part of the obligations of the Borrower outstanding under the Loan Documents, without notice to or the approval of Borrower; provided that any such sale, negotiation or participation shall be in compliance with the applicable federal and state securities laws and the other requirements of this Section 12.1. Notwithstanding the sale, negotiation or grant of participations, Bank shall remain solely responsible for the performance of its obligations under this Agreement, and Borrower shall continue to deal solely and directly with Bank in connection with this Agreement and the other Loan Documents.

                (c) The grant of a participation interest shall be on such terms as Bank determines are appropriate, provided only that (1) the holder of such a participation interest shall not have any of the rights of Bank under this Agreement except, if the participation agreement so provides, rights to demand the payment of costs of the type described in
Section 2.6, provided that the aggregate amount that the Borrower shall be required to pay under Section 2.6 with respect to any ratable share of the Committed Revolving Line or any Advance (including amounts paid to participants) shall not exceed the amount that Borrower would have had to pay if no participation agreements had been entered into, and (2) the consent of the holder of such a participation interest shall not be required for amendments or waivers of provisions of the Loan Agreement other than those which (i) increase the amount of the Committed
Revolving Line, (ii) extend the term of this Agreement, (iii) decrease the rate of interest or the amount of any fee or any other amount payable to Bank under this Agreement, (iv) reduce the principal amount payable under this Agreement, or (v) extend the date fixed for the payment of principal or interest or any other amount payable under this Agreement.

                (d) Bank may assign, from time to time, all or any portion of (he Committed Revolving Line to an Affiliate of Bank or to The Federal Reserve Bank or, subject to the prior written approval of Borrower (which approval will not be unreasonably withheld), to any other financial institution; provided, that (i) the amount of the Committed Revolving Line being assigned pursuant to each such assignment shall in no event be less than Five Hundred Thousand Dollars ($500,000) and shall be an integral multiple of One Hundred Thousand Dollars ($100,000) and (ii) the parties to each such assignment shall execute and deliver to Borrower an assignment agreement in a form reasonably acceptable to each. Upon such execution and delivery, from and after the effective date specified in such assignment agreement (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment agreement, have the rights and obligations of a Bank hereunder and (y) Bank shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment agreement, relinquish its rights and be released from its obligations under this Agreement (other than pursuant to this Section 12.ltd)), and, in the case of an assignment agreement covering all or the remaining portion of Bank's rights and obligations under this Agreement, Bank shall cease to be a party hereto. In the event of an assignment hereunder, the parties agree to amend this Agreement to the extent necessary to reflect the mechanical changes which are necessary to document such assignment. Each party shall bear its own expenses (including without limitation attorneys' fees and costs) with respect to such an amendment.

        12.2    Indemnification.

                Borrower shall indemnify, defend, protect and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents;

and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under the Loan Documents, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

        12.3    Time of Essence.

                Time is of the essence for the performance of all obligations set forth in this Agreement.

        12.4    Severability of Provisions.

                Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

        12.5    Amendments in Writing, Integration.

                This Agreement cannot be amended or terminated except by a writing signed by Borrower and Bank. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

        12.6    Counterparts.

                This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same
Agreement.

        12.7    Survival.

                All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (excluding Obligations under Section 2.6 and 12.2 to the extent they remain inchoate at the time the outstanding payment Obligations are paid in full) remain outstanding. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run, provided that so long as the obligations referred to in the first sentence of this Section
12.7 have been satisfied, and Bank has no commitment to make any Credit Extensions or to make any other loans to Borrower, Bank shall release all security interests granted hereunder and redeliver all Collateral held by it in accordance with applicable law.

        12.8    Confidentiality.

                In handling any confidential information, Bank shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement, except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and

(v) as Bank may deem appropriate in connection with the exercise of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information. Notwithstanding any provision of this Agreement to the contrary, neither Borrower nor any of its Subsidiaries will be required to disclose, permit the inspection, examination, copying or making extracts of, or discussions of: any document, information or other matter (i) prior to the occurrence of an Event of Default that constitutes non-financial trade secrets or non-financial proprietary information (provided that the terms of agreements that generate Accounts shall not be deemed to be "non-financial trade secrets or non-financial proprietary information"), or (ii) in respect to which disclosure to Bank (or designated representative) is then prohibited by
(a) law, or (b) an agreement binding upon Borrower or any Subsidiary that was not entered into by Borrower or such Subsidiary for the primary purpose of concealing information from Bank.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

        INTEGRATED PACKAGING ASSEMBLY
        CORPORATION

        ___________________________________
        By:
        ___________________________________
        Title:


        SILICON VALLEY BANK

        ___________________________________
        By:
        ___________________________________
        Title:

EXHIBIT A

        The Collateral shall consist of all right, title and interest of Borrower in and to the following:

(a) All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles
(including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(b) All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower's custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

(c) All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, goodwill, trademarks, servicemarks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind;

(d) All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower;

(e) All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, letters of credit, certificates of deposit, instruments and chattel paper now owned or hereafter acquired and Borrower's Books relating to the foregoing;

(f) All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing; and

(g) All Borrower's Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

EXHIBIT B

LOAN PAYMENT/ADVANCE TELEPHONE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS 3:00 P.M., P.S.T.



TO: CENTRAL CLIENT SERVICE DIVISION                     DATE:____________

FAX#: (408) 496-2426                                    TIME:____________


FROM:  Integrated Packaging Assembly Corporation
                        CLIENT NAME (BORROWER)

REQUESTED BY:___________________________________
                        AUTHORIZED SIGNER'S NAME

AUTHORIZED SIGNATURE:_________________________________

PHONE NUMBER:____________________________

FROM ACCOUNT # __________________ TO ACCOUNT # ___________________

REQUESTED TRANSACTION TYPE                      REQUESTED DOLLAR AMOUNT
--------------------------                      -----------------------
PRINCIPAL INCREASE (ADVANCE)                    $______________________
PRINCIPAL PAYMENT (ONLY)                        $______________________
INTEREST PAYMENT (ONLY)                         $______________________
PRINCIPAL AND INTEREST (PAYMENT)                $______________________

OTHER INSTRUCTIONS:______________________________________________
_________________________________________________________________

All representations and warranties of Borrower stated in the Loan and Security Agreement are true, correct and complete in all material respects as of the date of the telephone request for and Advance confirmed by this Borrowing Certificate; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

------------------------------------------------------------------------
                            BANK USE ONLY

TELEPHONE REQUEST:

The following person is authorized to request the loan payment transfer/loan advance on the advance designated account and is known to me.

________________________________                ______________________
Authorized Requester                                    Phone #

________________________________                ______________________
Received By (Bank)                                      Phone #

________________________________
Authorized Signature (Bank)

EXHIBIT C
BORROWING BASE CERTIFICATE

Borrower:  Integrated Packaging Assembly Corporation
Bank:   Silicon Valley Bank

Commitment Amount: $5,000,000

ACCOUNTS RECEIVABLE

1.      Accounts Receivable Book Value as of ______             $_________
2.      Additions (please explain on reverse)                   $_________
3.      TOTAL ACCOUNTS RECEIVABLE                               $_________

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)

4.      Amounts over 90 days due                $_________
5.      Balance of 50% over 90 day accounts     $_________
6.      Concentration Limits*                   $_________
7.      Non-eligible Foreign Accounts**         $_________
8.      Governmental Accounts                   $_________
9.      Contra Accounts                         $_________
10.     Promotion or Demo Accounts              $_________
11.     Intercompany/Employee Accounts          $_________
12.     Other (please explain on reverse)       $_________
13.     TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS                    $_________
14.     Eligible Accounts (#3 minus #13)                        $_________
15.     LOAN VALUE OF ACCOUNTS (80% of #14)                     $_________

BALANCES
16.     Maximum Loan Amount                                     $_________
17.     Total Funds Available (Lesser of #16 or #15]            $_________
18.     Present balance owing on Line of Credit                 $_________
19.     Outstanding under Sublimits ( )                         $_________
20.     RESERVE POSITION (#17 minus #18 and #19)                $_________

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Amended and Restated Loan and Security Agreement between the undersigned and Silicon Valley Bank.

* 25% Concentration Limit for all account debtors except for Alliance Semiconductor, Intel, Cirrus Logic, SanDisk, Orbit Semiconductor, VLSI Technology, and Atmel Semiconductor, as to which the percentage shall be 35%.

** Foreign Accounts shall be included in the Borrowing Base to the extent that such accounts are: (1) covered by credit insurance in form and amount, and by an insurer satisfactory to Bank less the amount of any deductible(s) which may be or become owing thereon; or (2) supported by one or more letters of credit either advised or negotiated through Bank or in favor of Bank as beneficiary, in an amount and of a tenor; and issued by a financial institution acceptable to Bank; or (3) that Bank approves on a case-by-case basis.

COMMENTS:

Integrated Packaging Assembly Corporation           BANK USE ONLY
                                                  ---------------------
By:_____________________                           Rec'd By:__________
Authorized Signer                                     Auth. Signer

                                                   Date:____________

                                                   Verified:____
                                                      Auth. Signer

                                                   Date:_____________

EXHIBIT D
COMPLLANCE CERTIFICATE

TO:     SILICON VALLEY BANK

FROM:   INTEGRATED PACKAGING ASSEMBLY CORPORATTON

The undersigned authorized officer of Integrated Packaging
Assembly Corporation hereby certifies that in accordance with the terms and conditions of the Amended and Restated Loan and Security Agreement between Borrower and Bank (the "Agreement"), (i) Borrower is in complete compliance for the period ending with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Officer expressly acknowledges that no borrowings may be requested by Borrower at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that such compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under "Complies" column

Reporting Covenant Monthly            Required                    Complies
--------------------------            --------                   ----------
Monthly financial statements          Monthly within 20 days     Yes     No
10-Q, 10-K and 8-K                    Within 5 days after
                                      filing with SEC            Yes     No
A/R & A/P Agings                      Monthly within 20 days(1)  Yes     No
A/R Audit                             Initial and Semi-Annual    Yes     No

Financial Covenant                    Required        Actual      Complies
------------------                    ----------    ---------    ----------
Maintain on a Monthly Basis:
Maximum Debt/Tangible Net Worth       1.50:1.0      _____:1.0    Yes     No
Minimum Tangible Net Worth            $20,000,000   $________    Yes     No
Minimum Liquidity Ratio               1.50:1.0(2)   _____:1.0    Yes     No
Minimum Debt Service                  1.50:1.0(3)   _____:1.0    Yes     No

Profitability:  Quarterly             $_______(4)   $________    Yes     No

1       If Advances exceed 50% of Borrowing Base, weekly within 5 days.
2       Upon 2 consecutive quarters of Debt Service Coverage of at least
1.50 to 1.0, Liquidity Ratio no longer tested, and Borrower shall maintain Debt Service Coverage of at least 1.50:1.0 for each quarter.
3       Measured quarterly.
4       Losses not to exceed: $3,800,000 for quarter ending 12/31/97;
$3,400,000 for quarter ending 3/31/98; $1,800,000 for quarter ending 6/30/98; or $160,000 for quarter ending 9/30/98. Minimum net profit of $1 required for quarter ending 12/31/98 and each quarter thereafter.

Comments Regarding Exceptions: See Attached.       BANK USE OMLY
                                                ---------------------
Sincerely,______________________                Received by:_________
                                                        Auth. Signer
SIGNATURE___________________________            Date:________________

TITLE:________________________                  Verified:____________

DATE:__________________________                 Date:________________

                                                 Compliance Status:
                                                      Yes   No

DISBURSEMENT REQUEST AND AUTHORIZATION

Borrower:  Integrated Packaging Assembly Corporation
Bank:  Silicon Valley Bank

LOAN TYPE. This is a Variable Rate, Revolving Line of Credit of a principal amount up to $5,000,000.

PRIMARY PURPOSE OF LOAN. The primary purpose of this loan is for business.

SPECIFIC PURPOSE. The specific purpose of this loan is: Short-term working capital.

DISBURSEMENT INSTRUCTIONS. Borrower understands that no loan proceeds will be disbursed until all of Bank's conditions for making the loan have been satisfied. Please disburse the loan proceeds as follows:

                                                     Revolving Line

Amount paid to Borrower directly:                       $_____________
Undisbursed Funds                                       $_____________

Principal                                               $5,000,000

CHARGES PAID IN CASH. Borrower has paid or will pay in cash as agreed the following charges:

Prepaid Finance Charges Paid in Cash:                   $_____________
        $12,500 Loan Fee
        $______  Accounts Receivables Audit

Other Charges Paid in Cash:                             $_____________
$_____ Patent Filing Fees       $
$_____ Trademark Filing Fees
$_____ Copyright Filing Fees
$_____ Outside Counsel Fees and Expenses (Estimate)

Total Charges Paid in Cash                              $_____________

AUTOMATIC PAYMENTS. Borrower hereby authorizes Bank automatically to deduct from Borrower's account numbered ________ the amount of any loan payment. If the funds in the account are insufficient to cover any payment, Bank shall not be obligated to advance funds to cover the payment.

FINANCIAL CONDITION. BY SIGNING THIS AUTHORIZATION, BORROWER REPRESENTS AND WARRANTS TO BANK THAT THE INFORMATION PROVIDED ABOVE IS TRUE AND CORRECT AND THAT THERE HAS BEEN NO ADVERSE CHANGE IN BORROWER'S FINANCIAL CONDITION AS DISCLOSED IN BORROWER'S MOST RECENT FINANCIAL STATEMENT TO BANK. THIS AUTHORIZATION IS DATED AS OF DECEMBER 31, 1997.

BORROWER:

Integrated Packaging Assembly Corporation

/s/ Alfred V. Larrenaga
-----------------------
Authorized Officer

AGREEMENT TO PROVIDE INSURANCE


Grantor:        Integrated Packaging Assembly Corporation
Bank:           Silicon Valley Bank

      INSURANCE REQUIREMENTS. Integrated Packaging Assembly Corporation ("Grantor") understands that insurance coverage is required in connection with the extending of a loan or the providing of other financial accommodations to Grantor by Bank. These requirements are set forth in the Loan Documents. The following minimum insurance coverages must be provided on the following described collateral (the "Collateral"):

     Collateral:             All Inventory, Equipment and Fixtures.
     Type:                   All risks, including fire, theft and liability.
     Amount:                 Full insurable value
     Basis:                  Replacement value.
     Endorsements:           Loss payable clause to Bank with stipulation
     that coverage will not be cancelled or diminished without a minimum of twenty (20) days' prior written notice to Bank.

     INSURANCE COMPANY. Grantor may obtain insurance from any insurance company Grantor may choose that is reasonably acceptable to Bank.
Grantor understands that credit may not be denied solely because insurance was not purchased through Bank.

     FAILURE TO PROVIDE INSURANCE. Grantor agrees to deliver to Bank, on or before closing, evidence of the required insurance as provided above, with an effective date of December 31, 1997, or earlier. Grantor acknowledges and agrees that if Grantor fails to provide any required insurance or fails to continue such insurance in force, Bank may do so at Grantor's expense as provided in the Amended and Restated Loan and Security Agreement. The cost of such insurance, at the option of Bank, shall be payable on demand or shall be added to the indebtedness as provided in the security document. GRANTOR ACKNOWLEDGES THAT IF BANK SO PURCHASES ANY SUCH INSURANCE, THE INSURANCE WILL PROVIDE LIMITED PROTECTION AGAINST PHYSICAL DAMAGE TO THE COLLATERAL, UP TO THE BALANCE OF THE LOAN; HOWEVER, GRANTOR'S EQUITY IN THE COLLATERAL MAY NOT BE INSURED. IN ADDITION, THE INSURANCE MAY NOT PROVIDE ANY PUBLIC Liability OR PROPERTY DAMAGE INDEMNIFICATION AND MAY NOT MEET THE REQUIREMENTS OF ANY FINANCIAL RESPONSIBILITY LAWS.

     AUTHORTZATION. For purposes of insurance coverage on the Collateral, Grantor authorizes Bank to provide to any person (including any insurance agent or company) all information Bank deems appropriate, whether regarding the Collateral, the loan or other financial accommodations, or both.

     GRANTOR ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS
AGREEMENT TO PROVIDE INSURANCE AND AGREES TO ITS TERMS. THIS AGREEMENT IS DATED DECEMBER 31, 1997.

GRANTOR:
Integrated Packaging Assembly Corporation

/S/ Alfred V. Larrenaga
-----------------------
Authorized Officer

-------------------------------------------------------------------

                                   FOR BANK USE ONLY
                                INSURANCE VERIFICATION

DATE:_________________                    PHONE:___________________
AGENT'S NAME:______________________________________________________
INSURANCE COMPANY:_________________________________________________
POLICY NUMBER:_____________________________________________________
EFFECTIVE DATES:___________________________________________________
COMMENTS:__________________________________________________________

CORPORATE RESOLUTIONS TO BORROW

BORROWER:   Integrated Packaging Assembly Corporation

        I, the undersigned Secretary or Assistant Secretary of Integrated Packaging Assembly Corporation (the "Corporation"), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of

        I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Certificate of Incorporation and Bylaws of the Corporation, each of which is in full force and effect on the date hereof.

        I FURTHER CERTIFY that at a meeting of the Directors of the Corporation (or by other duly authorized corporate action in lieu of a meeting), duly called and held, at which a quorum was present and voting, the following

        BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, acting for and on behalf of this Corporation and as its act and deed be, and they heeby are, authorized and empowered:

NAMES                           POSITIONS                ACTUAL SIGNATURES

PATRICK VERDERICO       PRESIDENT & CEO          /s/ P. Verderico
ALFRED J. LARRENAGA     VICE PRESIDENT & CFO     /s/ Alfred J. Larrenaga
F. TERRENCE MARKLE      CONTROLLER               /S/ F. T. Markle


     Borrow Money. To borrow from time to time from Silicon Valley Bank ("Bank"), on such terms as may be agreed upon between the officers, employees, or agents and Bank, such sum or sums of money as in their judgment should be borrowed, without limitation, including such sums as are specified in that certain Amended and Restated Loan and Security Agreement dated as of December 31, 1997 (the 'Loan Agreement").

     Execute Notes. To execute and deliver to Bank the promissory note or notes of the Corporation, on Bank's forms, at such rates of interest and on such terms as may be agreed upon, evidencing the sums of money so borrowed or any indebtedness of the Corporation to Bank, and also to execute and deliver to Bank one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for one or more of the notes, or any portion of the notes.

     Grant Security. To grant a security interest to Bank in the Collateral described in the Loan Agreement, which security interest shall secure all of the Corporation's Obligations, as described in the Loan Agreement.

     Negotiate Items. To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

     Letters of Credit; Foreign Exchange. To execute letters of credit applications, foreign exchange agreements and other related documents pertaining to Bank's issuance of letters of credit and foreign exchange contracts.

     Issue Warrants. To issue warrants to purchase the Corporation's capital stock, for such series and number, and on such terms, as an officer of the Corporation shall deem appropriate.

     Further Acts. In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

     BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank. Any such notice shall not affect any of the Corporation's agreements or commitments in effect at the time notice is given.

     I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

     IN WITNESS WHEREOF, I have hereunto set my hand on January 26, 1998 and attest that the signatures set opposite the names listed above are their genuine signatures.

        CERTIFIED TO AND ATTESTED BY:

        /s/  Alfred V. Larrenaga
        ------------------------